Exhibit 10.1
June 8, 2009
Mr. David R. Bethune
16430 N. Scottsdale
Road, Suite 450
Scottsdale, AZ 85254
     Re: First Amendment to Employment Agreement
Dear David:
     By letter dated May 8, 2008, you entered into a letter agreement with Zila, Inc. (the “Company”) with respect to your employment (the “Agreement”) pursuant to which you are entitled to a payment if the Company terminates your employment in certain limited circumstances. The Company has decided to provide you with limited additional protection in the event that certain material adverse changes are made to the terms of your employment with the Company. The Company proposes to amend the Agreement as follows effective as of June 8, 2009:
     1. Section 7 (Term) of the Agreement is hereby amended and restated in its entirety to read as follows:
7. Term. This Agreement shall continue in full force and effect until terminated by either party pursuant to Section 10.
     2. Section 11 (Severance Benefits) of the Agreement is hereby amended and restated in its entirety to read as follows:
11. Severance Benefits. If the Company terminates your employment or if you terminate your employment for “Good Reason” (as defined below), you shall be eligible to receive severance benefits in accordance with the following:
     11.1 Change in Control. If your employment is terminated (with or Without Cause) by the Company or if you terminate your employment for Good Reason because of a change in control of the Company (“Change in Control”), you shall be entitled to receive severance pay in (i) an amount equivalent to twenty-four (24) months of your annual base salary in effect on the date your employment is terminated; and (ii) an amount equivalent to the maximum cash bonus (expressed as a percentage of your annual base salary in effect on the date your employment is terminated) for which you would have been eligible during the twenty-four (24) months following termination of your employment had your employment not terminated and had you

Mr. David R. Bethune
June 8, 2009

stayed in the position you occupied as of termination of your employment, under any employee incentive bonus plan(s) in effect on the date your employment is terminated. For purposes of this Agreement, “Change in Control” shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan, or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in the last such plan that was in effect. If the Company terminates your employment or you terminate your employment for Good Reason within eighteen (18) months following a Change in Control, a presumption shall arise that the termination was because of a Change in Control. This presumption, however, shall be rebutted if a preponderance of the evidence shows that the reason for your termination was something other than a Change in Control. Notwithstanding the foregoing, “Change in Control” shall not include any such transaction in which you participate (as an investor or otherwise) on behalf of any party other than the Company.
     11.2 Termination Without Cause. If, for a reason other than a Change in Control, the Company terminates your employment without cause (“Without Cause”) or you terminate your employment for Good Reason, you shall be entitled be entitled to receive a payment equal to twelve (12) months of your base salary. For purposes of this Agreement, “Cause” shall mean (i) your failure to correct a specific conduct or job-performance issue or issues about which you have been informed in writing and given an opportunity to correct; or (ii) conduct or job performance that the Company believes is sufficiently willful and/or egregious that providing you with written notice and an opportunity to correct is an inadvisable business practice; or (iii) your inability to perform your job (e.g., due to incapacity or death). If your employment terminates for any other reason (with the exception of a termination because of a Change in Control), such termination shall be deemed Without Cause and this subpart 11.2 shall apply.
     11.3 Definition of Good Reason. For purposes of this Agreement, “Good Reason” means a termination of employment within twelve (12) months following the occurrence of one or more of the following circumstances without your express consent: (i) a material diminution in your base compensation after June 8, 2009; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material change in the geographic location of your principal office; or (iv) any other action or inaction that constitutes a material

Mr. David R. Bethune
June 8, 2009

breach by the Company of this Agreement. You must provide written notice to the Company of the existence of the Good Reason condition described in clauses (i)-(iv) above within ninety (90) days of the initial existence of the condition. Notwithstanding anything to the contrary, an event described in clauses (i)-(iv) above will not constitute Good Reason if, within thirty (30) days after you give the Company notice of the occurrence or existence of an event that you believe constitutes Good Reason, the Company has fully corrected such event.
     11.4 Stock Options and Restricted Stock. If your employment is terminated because of a Change in Control or Without Cause or you terminate your employment for Good Reason, and upon expiration of any revocation period contained in the release required by subpart 11.5 below, (i) any stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and (ii) all restrictions applicable to any restricted stock awarded prior to termination shall be deemed immediately lifted. (Together, the severance pay set forth above and these stock benefits are the “Severance Benefits”).
     11.5 Release Required. Severance Benefits will be provided and/or take effect only if you provide the Company and its affiliated entities and persons with a written release, in a form acceptable to the Company, from legal liability. Such release will explicitly recognize, and except from the release, any ongoing rights of indemnification (or similar rights) you may have. In no event will any Severance Benefits be provided or take effect until such release is executed and its revocation period (if any) under applicable law has expired unexercised. You will receive the release within ten (10) days of the date on which your employment terminates. If you fail to execute the release within thirty (30) days of your receipt of same, your right to execute the release, and your corresponding right to Severance Benefits, will be extinguished.
     11.6 No Other Right to Severance Benefits. Severance Benefits will not be provided and/or take effect if you voluntarily resign from your employment (other than for Good Reason), or your employment terminates for a reason other than a Change in Control or Without Cause, or you do not qualify for Severance Benefits pursuant to this Agreement for any other reason.

Mr. David R. Bethune
June 8, 2009

     11.7 Timing of Severance Pay. Any amounts payable to you pursuant to subparts 11.1 or 11.2 of this Agreement that are not subject to Section 409A of the Internal Revenue Code (the “Code”) shall be paid in a lump sum six (6) months plus one (1) business day after termination of your employment (the “Payment Date”). Since (and as long as) you are a “Specified Employee” as defined in Treasury Regulation Section 1.409A-1(i), any amounts payable to you pursuant to subparts 11.1 or 11.2 of this Agreement that are subject to Section 409A of the Code must be delayed for a period of six (6) months following your “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h). Accordingly, any amounts payable to you pursuant to subparts 11.1 or 11.2 of this Agreement that are subject to Section 409A of the Code shall be paid in a lump sum six (6) months plus one (1) business day after your Separation from Service (the “409A Payment Date”). Should the rule described in the preceding sentence result in a delay of payments to you beyond the Payment Date, then the Company shall also pay you interest accrued from the Payment Date to the 409A Payment Date at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision and the Treasury Regulations and rulings issued thereunder.
     11.8 Termination of Your Right to Severance Benefits. Your right to receive Severance Benefits shall immediately terminate if (i) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company, or (ii) you commence employment or other engagement with any person or entity that directly competes in an area of the Company (including the Company’s affiliated companies and divisions) in which you had operational oversight or direct responsibilities at the time of the termination of your employment with the Company; or (iii) you solicit, induce, or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment.
     This First Amendment amends only the provisions of the Agreement as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.

Mr. David R. Bethune
June 8, 2009

     If you are in agreement with the terms of this First Amendment, please so indicate by signing and returning to me the enclosed copy of this letter, which will constitute our binding agreement.

Very truly yours, ZILA, INC.
By:	/s/ Gary V. Klinefelter
Gary V. Klinefelter, Secretary

AGREED:
/s/ David R. Bethune	Date: June 9, 2009
David R. Bethune